Exhibit 10.1

MUTUAL TERMINATION OF SHARE EXCHANGE AGREEMENT

This MUTUAL TERMINATION OF SHARE EXCHANGE AGREEMENT, dated as of July 11, 2022 (this “Agreement”), is entered into by and between DDC Enterprise Limited, a Cayman Islands company (the “Company”), and Ace Global Business Acquisition Limited, a British Virgin Islands company (“Ace” and together with the Company, the “Parties”).

WHEREAS, the Parties previously entered into that certain Share Exchange Agreement, dated as of August 23, 2021 (as amended, supplemented or otherwise modified from time to time, the “Share Exchange Agreement”), by and among (i) Ace, (ii) the Company, and (iii) Norma Chu Ka Yin, an individual, as the representative (the “Shareholders’ Representative”) of the shareholders of the Company (collectively, the “Contracting Parties”);

WHEREAS, pursuant to Section 12.3(a) of the Share Exchange Agreement, the Share Exchange Agreement may be terminated by the written agreement of Ace and the Company; and

WHEREAS, the Parties desire to terminate the Share Exchange Agreement as provided herein.

NOW, THEREFORE, in consideration of the premises and the mutual agreements and covenants hereinafter set forth, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1.             Definitions. Capitalized terms used but not defined in this Agreement shall have the meanings ascribed to them in the Share Exchange Agreement.

2.            Mutual Termination of the Share Exchange Agreement. Notwithstanding anything to the contrary contained in the Share Exchange Agreement and except as otherwise provided herein, effective immediately, (a) the Share Exchange Agreement is hereby terminated, and the transactions contemplated thereby are hereby abandoned, and (b) none of the Contracting Parties or any of their respective Affiliates or representatives, shall have any further liability or obligation under the Share Exchange Agreement; provided, however, that notwithstanding the foregoing, no such mutual termination shall relieve any Contracting Party from liability for any fraud or willful breach of the Share Exchange Agreement, and (i) the agreements contained in Section 8.5 (Confidentiality), Article XI (Dispute Resolution), Section 12.4 (Effect of Termination) and Article XIII (Miscellaneous) of the Share Exchange Agreement and (ii) any corresponding definitions to the foregoing clause (i) set forth in Article I of the Share Exchange Agreement shall each survive the mutual termination of the Share Exchange Agreement and continue in full force and effect in accordance with their respective terms; provided, further, that Article XIII (Miscellaneous) of the Share Exchange Agreement shall only survive the mutual termination of the Share Exchange Agreement pursuant to the preceding proviso to the extent such Article is incorporated by reference in this Agreement pursuant to Section 4 below.

3.             Further Assurances. The Parties hereby agree to execute and deliver, and to cause their respective representatives and Affiliates to execute and deliver, from time to time, such additional documents, conveyances or other assurances reasonably necessary to carry out the intent of this Agreement.

4.             Other Terms. The provisions of Article XIII (Miscellaneous) of the Share Exchange Agreement are incorporated herein by reference and shall apply to the terms and provisions of this Agreement and the Parties hereto, mutatis mutandis.

[Signature Pages Follow]

IN WITNESS WHEREOF, the Parties have duly executed this Agreement as of the date first written above.

DDC ENTERPRISE LIMITED

By:	/s/ Ka Yin Norma CHU
Name: Ka Yin Norma CHU
Title: Director

ACE GLOBAL BUSINESS ACQUISITION LIMITED

By:	/s/ Eugene Wong
Name: Eugene Wong
Title: Chief Executive Officer

[Signature Page to Mutual Termination of Share Exchange Agreement]